Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP, Manager of Investor Relations
508.651.6650 – cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JANUARY SALES

February 2, 2006, Natick, MA—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for January 2006 increased by 5.6% to $524 million from $496 million in January 2005. Comparable club sales increased by 2.0% for the month of January, including a contribution from sales of gasoline of 2.1%. In January 2005, the Company reported comparable club sales of 1.9% including a contribution from sales of gasoline of 0.3%.

For the fourth quarter of 2005, sales rose by 5.0% to $2.1 billion and comparable club sales increased by 1.7%, including a contribution from gasoline sales of 1.0%. For the full year ended January 28, 2006, sales increased by 7.8% to $7.8 billion and comparable club sales increased by 3.6%, including a contribution from sales of gasoline of 1.3%.

Sales Results for January

($ in thousands)

Four Weeks Ended		% Change
January 28, 2006	January 29, 2005	Net Sales	Comp. Sales
$523,958	$495,983	5.6%	2.0%

Fifty-two Weeks Ended		% Change
January 28, 2006	January 29, 2005	Net Sales	Comp. Sales
$7,783,975	$7,220,239	7.8%	3.6%

The Company provided the following additional information regarding January 2006 sales for BJ’s Wholesale Club:

On a comparable club basis, sales were strongest in week four, due primarily to soft sales in week four last year when a severe snow storm affecting more than half the chain had a negative impact on sales.

By major region, comparable club sales were strongest in Upstate New York and in New England.

Excluding sales of gasoline, the average transaction amount for the month of January rose by approximately 2% and traffic decreased by approximately 2%.

On a comparable club basis, food sales increased by approximately 2% and general merchandise sales decreased by approximately 3%. Categories with strong comparable club sales increases included beauty care, health & beauty aids, housewares, paper products, produce, soda & water, televisions and toys. Weaker categories included apparel, best seller books, computer equipment, DVDs, jewelry and small appliances. In addition, sales of snow throwers, shovels, ice melt and snow tires declined significantly due to milder weather versus last year.

During the month of January, the Company opened four new BJ’s Wholesale clubs, including one relocation. BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 163 BJ’s clubs and 2 ProFoods Restaurant supply clubs. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

-More-

BJ’s Wholesale Club

February 2, 2006

Conference Call Information for Fourth Quarter and Year-End Financial Results

BJ’s plans to announce financial results for the fourth quarter and year ended January 28, 2006, as well as sales results for the month of February 2006, on Tuesday, February 28, 2006 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on Tuesday, February 28, 2006, BJ’s management plans to hold a conference call to discuss the fourth quarter and fiscal year financial results and the outlook for the year ending February 3, 2007. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

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